Exhibit 99.2

MAGELLAN PETROLEUM CORPORATION

ANNOUNCES SECOND QUARTER RESULTS

Quarter Ending December 31, 2010

Portland, Maine, February 14, 2011 — Magellan Petroleum Corporation (the “Company”) (NASDAQ: MPET) (ASX: MGN) reported a consolidated net loss of $2.1 million ($.04 per share) on total revenue of $4.5 million for its fiscal second quarter ended December 31, 2010, as compared to a net loss of $3.4 million ($.06 per share) on gross revenues of $3.7 million in the immediately prior quarter. Working capital was $32.4 million at December 31, 2010, a decrease of $4.1 million from the previous quarter.

Magellan’s President and Chief Executive Officer, William H. Hastings said. “Year on year results continue to reflect our business development efforts. Operating results are challenging although oil price trends and recent expense reductions by our Amadeus Basin partner have gained momentum, and will continue to show effect in improving our near-term financial performance.”

In Australia, our Assets Sale Deed, covering the purchase of a 40% working interest in Evans Shoal (“Transaction”), was amended to allow continued development planning discussion and to enable further co-owner review. We have written financial commitment letters and agreements in place to close the Transaction and continue to work diligently to build momentum and provide assurance with regard to our plans. Methanol market trends continue to be favorable. Methanol prices now mirror crude oil trends and new, robust, methanol demand growth forecasts have been issued.

Further, as part of our earnest effort to close, we have transferred A$15 million, previously held in escrow, to Santos and will establish a new escrow account in the amount of A$10 million toward the closing payment on the original Transaction. The Transaction price has not changed. The new escrow transfer will be backed by our Strategic Partner, YEP.

At Mereenie and Palm Valley, early discussions regarding potential gas sales continue. There is the possibility that Mereenie gas can be placed with industrial markets in Darwin.

In Montana, our focus is the generation of short-term cash through a measured in-fill well program.

Core analysis is complete on both the Bakken and Charles formations. Results of both were encouraging. For the Bakken, the results of the core analysis in the laboratory were positive. For the Charles, we have taken the core data, established a Reservoir Engineering review plan, and will begin recompletion testing of the Charles formation to set baseline flow characteristics, to test the applicability of stimulation programs, and to begin early evaluation of CO2 flood performance with target results late this summer. The latter will, based on core oil saturations, either demonstrate or challenge field-wide CO2 injection plans.

In the United Kingdom, the Company holds a 40% working interest in a new oil discovery - Markwells Wood 1. Mobile oil was seen in cores of the Oolite formation there. Logs show oil with reasonable water saturations throughout the Oolite segment, drilled at a 56 degree deviated angle. Water contact and Oolite porosities are similar to the producing Horndean Oil field to our immediate west. An extended well test program is being constructed by the well Operator for initiation later in the spring.

Magellan, with these initiatives, current production profiles, expense reduction programs, new asset development programs, and access to large underdeveloped reservoirs in North America is well-placed, and undervalued, given current and prospective commodity market trends.

* * * * *

For further information, please contact:

William H. Hastings, President and CEO of Magellan, (207) 619-8501

Antoine Lafargue, CFO and Treasurer, (207) 619-8505

Forward Looking Statements

Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the ability of MPAL, with the assistance of the Company, to successfully and timely close the Evans Shoal acquisition, the likelihood and timing of the receipt of proceeds from the YEP private placement transaction due to conditions stipulated in the Securities Purchase Agreement, the ability of the Company to successfully develop a strategy for methanol development, pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the profitable integration of acquired businesses, including Nautilus Poplar LLC, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, including the likelihood of success of other potential suppliers of gas to the current customers of Mereenie and Palm Valley production. In addition, MPAL has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise

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MAGELLAN PETROLEUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		SIX MONTHS ENDED DECEMBER 31,
	2010	2009	2010	2009
REVENUES:
Oil sales	$2,756,212	$3,155,798	$4,926,858	$5,942,624
Gas sales	458,420	5,551,734	867,680	10,960,680
Other production related revenues	1,246,372	1,008,737	2,365,647	1,691,751

Total revenues	4,461,004	9,716,269	8,160,185	18,595,055

COSTS AND EXPENSES:
Production costs	2,520,539	2,089,296	4,359,702	5,419,902
Exploration and dry hole costs	614,569	317,943	1,028,239	657,056
Salaries and employee benefits	1,532,736	1,006,793	2,474,412	2,750,301
Depletion, depreciation and amortization	260,732	1,484,130	1,250,070	2,647,136
Auditing, accounting and legal services	520,327	392,686	758,778	777,074
Accretion expense	168,591	209,584	318,283	384,351
Shareholder communications	203,963	223,647	357,118	302,174
Gain on sale of field equipment	(443,035)	(1,139,465)	(463,177)	(1,134,275)
Impairment loss	—	1,604,417	—	1,604,417
Other administrative expenses	2,779,687	1,660,088	5,732,751	4,022,397

Total costs and expenses	8,158,109	7,849,119	15,816,176	17,430,533

Operating (loss) income	(3,697,105)	1,867,150	(7,655,991)	1,164,522

Warrant expense	—	(986,248)	—	(2,378,719)
Investment income	221,494	1,038,394	467,810	2,534,931

(Loss) income before income taxes	(3,475,611)	1,919,296	(7,188,181)	1,320,734
Income tax benefit (provision)	1,378,316	(323,104)	1,679,652	(1,021,806)

Net (Loss) Income before non-controlling interest	(2,097,295)	1,596,192	(5,508,529)	298,928

Less non-controlling interest (Income) loss	(1,838)	(3,637)	33,275	(3,637)

Net (Loss) Income attributable to Magellan Petroleum	$(2,099,133)	$1,592,555	$(5,475,254)	$295,291

Average number of shares outstanding
Basic	52,335,977	51,679,618	52,335,977	50,612,610

Dilutive	52,335,977	52,856,331	52,335,977	51,199,170

Net (Loss) income per basic and dilutive common shares attributable to Magellan Petroleum Corporation common shareholders	$(0.04)	$0.03	$(0.10)	$0.01